Exhibit 10.23

SENIOR WHOLE HEALTH
MULTISPECIALTY GROUP PRACTCE AGREEMENT

This Agreement is made effective as of the 1st day of March, 2009 (the “Effective Date”) by and between Senior Whole Health LLC (hereinafter referred to as "SWH") with a principal place of business at 58 Charles Street, Cambridge, Massachusetts, 02141 and Phone DOCTORx, LLC, (hereinafter referred to as "Group”) a professional corporation of physicians, each licensed to practice medicine in the Commonwealth of Massachusetts, having an address of 200 Mill Road, Suite 350 Fairhaven, MA 02719.

WITNESSETH:

WHEREAS, SWH has been formed primarily for the purpose of delivering covered benefits to eligible Massachusetts Medicaid and Medicare recipients who are enrolled in SWH (termed “Members”) using a network of contracted organizations and providers; and

WHEREAS, SWH has entered into a contract with the Centers for Medicare and Medicaid Services (“CMS”) and the Massachusetts Division of Medical Assistance (“DMA”) to provide or arrange for such services to eligible Members; and

WHEREAS, Group is a group of physicians licensed to practice medicine in Massachusetts; and

WHEREAS, Group represents and warrants that it has authority to bind each of its physicians to the terms and conditions of this Agreement; and will further ensure that only physicians who are credentialed by SWH will provide services to Members; and

WHEREAS, SWH and Group desire to enter into an agreement under which Primary Care and Specialty Care physicians will provide certain services to Members in accordance with the terms and conditions of this Agreement, in compliance with CMS and SWH operating policies and procedures and in compliance with all applicable State and federal laws and regulations, and that are of a quality that is consistent with the standard of care in the Commonwealth of Massachusetts and are rendered in an efficient and cost effective manner;

Now, THEREFORE, in consideration of the mutual covenants herein contained, SWH and Group agree as follows:

1.	DEFINITIONS

Definitions; Certain Rules of Construction. Capitalized words shall have the meaning ascribed below when used in this Agreement. Except as otherwise specified, or unless the context clearly requires otherwise, all singular forms shall be interpreted to include the plural, the word “including” shall be construed as “including without limitation,” references to a particular statute or regulation shall include all rules and regulations thereunder and any successor statute, regulation, or rules and any reference “to the date hereof” shall mean the Effective Date as specified above.

1.1.	Advance Directive means a written statement documenting a Member's instructions regarding future treatment in the event that he or she is unable to participate in future care decisions as the result of illness, injury or other incapacity.
1.2.	Aging Services Access Point (ASAP) means an entity organized under Massachusetts General Law (M.G.L.) c.19 §4B that contracts with the Executive Office of Elder Affairs to manage the Home Care Program in Massachusetts and that performs various services for and on behalf of, elderly residents of Massachusetts.
1.3.	Agreement means this document, including any and all exhibits, attachments and amendments included herein, or later amended hereto.
1.4.	Appeal means a written request for formal review of an action of SWH.
1.5.	Authorization means approval for payment by SWH.
1.6.	Centers for Medicare & Medicaid Services (CMS) means the federal agency under the Department of Health and Human Services of the United States government responsible for administration of the Medicare and Medicaid programs.
1.7.	Centralized Enrollee Record (CER) means the centralized documentation maintained by SWH for each Member to assist in the coordination of care for that Member that contains clinical, functional, social and demographic information relevant to maintaining and promoting the Member's health and well being.
1.8.	Clean Claim means a claim with no defect or impropriety (including any substantiating documentation) or with no specific circumstances requiring special treatment that prevents timely payment.
1.9.	Complex Care Need (CCN) means any condition, set of conditions, or situation that, in the judgment of SWH, requires intensive coordination of multiple services on behalf of the Member.
1.10.	Covered Services means those health services and other benefits, a sample of which are described and listed in Exhibit A (Covered Services), to which a Member is entitled by virtue of his or her enrollment in Senior Whole Health.
1.11.	Division of Medical Assistance (DMA) means the division of the Executive Office of Health and Human Services, responsible for the administration of the Commonwealth of Massachusetts Medicaid Program, also known as MassHealth, pursuant to M.G.L. c. 118E, Titles XVIII and XIX of the Social Security Act and other applicable laws and waivers.
1.12.	Emergency Condition means a medical condition that manifests itself by acute symptoms of sufficient severity, including severe pain, such that a prudent lay person who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in: (a) placing the health of the individual in serious jeopardy; (b) serious impairment to bodily functions; or (c) serious dysfunction of any bodily organ or part.
1.13.	Evidence of Coverage (EOC) means the document that describes a Member’s Covered Services, defines SWH’s obligations and a Member’s rights and responsibilities.
1.14.	Executive Office of Elder Affairs (EOEA) means the Massachusetts Secretariat that administers the Massachusetts Home Care Program, Title III and various social and nutrition services on behalf of the commonwealth of Massachusetts.
1.15.	Geriatric Support Services Coordinator (GSSC) means an employee of an ASAP who has been certified by SWH as meeting its qualifications to participate as part of a Primary Care Team.
1.16.	Group means the entity referenced above and each of the professional providers who, during the Term of this Agreement, are employees, owners, partners, principals, shareholders or agents of Group.
1.17.	Individualized Care Plan (ICP) means a detailed written description of the scope, frequency and duration of Covered Services to be provided by SWH to a Member.
1.18.	Initial Assessment means a comprehensive assessment of a Member that includes: (a) an evaluation of Member clinical, functional, nutritional and physical status; (b) a determination of Member’s Advance Directive and service preferences; (c) the medical history of the Member, including relevant family members; (d) a screening for potential mental-health issues including tobacco, alcohol and drug use; (e) an assessment of the Member's need for long term care services, including the availability of informal support; and (f) specific elements of the Minimum Data Set.
1.19.	MassHealth means the Massachusetts Medicaid program administered by the DMA.
1.20.	MassHealth Eligible Recipient means a person enrolled in MassHealth, eligible for MassHealth Standard benefits and eligible to enroll in SWH.
1.21.	Medically Necessary means those medical services which (a) are essential to prevent, diagnose, prevent the worsening of, alleviate, correct or cure medical conditions that endanger life, cause pain or suffering, cause physical deformity or malfunction, threaten to cause or aggravate a handicap, or result in illness or infirmity of a Member; (b) are provided in an appropriate facility or location and at the appropriate level of care for the treatment of the Member’s medical conditions; (c) are provided in accordance with generally accepted standards of medical practice; and (d) are not provided primarily for the convenience of the Member.
1.22.	Medicare means Title XVIII of the Social Security Act, the federal health insurance program administered by the Centers for Medicare & Medicaid Services.
1.23.	Member means a MassHealth Eligible Recipient who voluntarily enrolls with SWH, for whom a premium is paid to SWH by DMA and CMS and who is thereby entitled to receive Covered Services and who has chosen or been assigned a PCP as his or her primary care physician.
1.24.	Ongoing Assessment means a periodic re-evaluation of a Member conducted after the Initial Assessment to monitor and assess a Member’s clinical, functional and nutritional status.
1.25.	Participating Provider means a physician, hospital, skilled nursing facility, home health agency, ASAP or any other duly licensed institution or health professional employed by or under contract with SWH to provide Covered Services to Members
1.26.	Primary Care Physician (PCP) means a physician who is a Participating Provider selected by or on behalf of a Member to provide and coordinate the provision of Covered Services to the Member, to initiate and monitor referrals to Participating Providers when Medically Necessary, to participate in and provide leadership to the Member’s Primary Care Team if a Primary Care Team is established by SWH and to meet all of the PCP requirements, including those set forth in section 2 below.
1.27.	Primary Care Team (PCT) means a group of Participating Providers established by SWH which consists of at least a PCP, a GSSC and a SWH Nurse who work together to assure effective coordination and delivery of Covered Services to Members with CCNs.
1.28.	Provider Network means the network of SWH Participating Providers.
1.29.	Skilled Nursing Facility (SNF) means an institution which is primarily engaged in providing skilled nursing care and related services for residents who require medical or nursing care, or rehabilitation services for the rehabilitation of injured, disabled, or sick persons, which is not primarily for the care and treatment of mental diseases; has in effect a transfer agreement with one or more hospitals; and meets the Medicare and Medicaid participation requirements for a SNF.
1.30.	Specialty Care Physician (SCP) means a licensed physician who specializes in a medical practice or subspecialty, other than or in addition to those listed in the requirements for a Primary Care Physician and who is able and willing to meet all of the SCP requirements, including those set forth in section 2 below.
1.31.	State means the Commonwealth of Massachusetts.
1.32.	SWH Affiliate means an entity that controls, is controlled by, or is under common control with Senior Whole Health.
1.33.	Telemedicine Covered Services means remote assessment and treatment of patients by a clinician who is located remotely from the patient and has the ability to conduct bi-directional audio and visual communications. The patient is located at a healthcare facility with capable health care providers on site.
1.34.	Urgent Care means medical services required promptly to prevent impairment of health due to symptoms that do not constitute an Emergency Condition, but that are the result of an unforeseen illness, injury, or condition for which medical services are immediately required. Urgent Care is appropriately provided in a clinic, physician’s office, or in a hospital emergency department if a clinic or physician’s office is inaccessible. Urgent Care does not include primary care services or services provided to treat an Emergency Condition.
2.	FUNCTIONS AND DUTIES OF GROUP
2.1.	Non Discrimination. Group shall provide the same quality of care to Members as provided to other patients and shall ensure access on the same basis as for all other non-Members. Group may only deny, limit or condition the provision of services to a Member on the same grounds as it denies, limits or conditions the provision of such services to other patients.
2.2.	Provision of Covered Services. Group shall (a) provide and arrange the provision of Medically Necessary Covered Services to Members and (b) be responsible for the coordination of Covered Services to its Members. Group shall provide Covered Services to Members in a culturally competent manner, including Members with limited English proficiency; limited reading skills and Members with diverse cultural and ethnic backgrounds. Covered Services shall be provided in accordance with generally accepted standards of care and in accordance with the terms and conditions of the Agreement, the Member’s Evidence of Coverage and the Provider Manual.
2.3.	Coverage. Group shall make best efforts to coordinate all Emergency Condition care, through a 24-hour coverage plan. Group shall make arrangements to ensure 24-hour-a-day, seven-days-a week access to physician consultation, at least by telephone.
2.4.	Emergency Services. Except in an emergency, Group shall not treat Members without appropriate Authorization or referral which is provided in accordance with the policies and procedures of this Agreement and the Provider Manual. Group shall not be required to seek SWH Authorization before providing Medically Necessary Emergency Services, but shall notify SWH within one (1) business day of provision of such services.
2.5.	Visit Access. Group shall make nonsymptomatic office visits available to Members within thirty (30) calendar days of the Member’s request. Examples of non-symptomatic office visits include well and preventive-care visits for Covered Services, such as annual physical exams or immunizations. Group shall make Urgent Care and symptomatic office visits available to Members within forty eight (48) hours of Member’s request. A symptomatic office visit is an encounter associated with the presentation of medical symptoms or signs, but not requiring immediate attention. Examples include recurrent headaches or fatigue.
2.6.	Notification of Non-Covered Services. Group and SWH acknowledge that a Member may request certain services which are not Covered Services or for which no Authorization has been provided. If a Member presents to Group requesting services but lacking a necessary referral or Authorization, Group shall, prior to rendering such services, contact the Member’s PCP or SWH in order to obtain a referral or Authorization for such requested treatment. If requested services are not Covered Services, the Member may be held financially responsible. Prior to holding a Member financially responsible for any such services, however, Group must (a) advise the Member, in writing that SWH will not pay for the services and that the Member himself or herself will be financially responsible for the services; and (b) obtain the Member’s signed consent for such financial responsibility.
2.7.	Appeals. Group, acting on behalf of a Member and with the Member’s written consent, may file an Appeal. A Member may Appeal a decision by SWH to deny, terminate, suspend, or reduce services. In accordance with 42 C.F.R. 422.561, a Member may also Appeal SWH’s delay in approving, providing or arranging for a Covered Service.
2.8.	Provision of Telemedicine Covered Services. Group shall provide all appropriate Telemedicine Covered Services to Members in SNFs where Group provides services. Telemedicine services will be restricted to those SNFs mutually agreed on by the parties.
2.8.1.	Group shall promptly notify the Member’s PCP, by forwarding records to SNF, of the outcome of all services provided to Member to allow Member’s PCP to evaluate the outcome of the telemedicine Covered Services and to coordinate Member’s further medical care. No authorizations are needed for Telemedicine Covered Services; rather the services shall be rendered at the request of the staff of the SNF where the Member is a resident or a patient. Telemedicine Covered Services shall be provided in accordance with generally accepted standards of care, in accordance with the terms of this Agreement and the Provider Manual.
2.8.2.	Group shall make available a Telemedicine call center staffed by credentialed physicians during the hours of 5:00 p.m. to 11:00 p.m. Monday through Friday and 10:00 a.m. to 7:00 p.m. Saturday and Sunday. Each Telemedicine call will be triaged to determine whether the patient can be treated through the Telemedicine call or needs to be transferred to a hospital emergency room.
2.8.3.	Orders for laboratory tests, radiographic studies, and other diagnostic tests will be faxed to SNF by Group.
2.8.4.	A record of each Telemedicine encounter will be faxed to SNF. The encounter record shall be incorporated in the Member’s medical record by SNF.

PCP Responsibilities

The following terms and conditions shall apply to any Group Participating Provider who is a PCP.

2.9.	Panel Closure. PCP shall accept all Members who select the PCP as their Primary Care Physician during the term of this Agreement on the same basis as all other patients. If PCP closes his or her panel to all new patients, PCP may exclude Members who are not currently PCP’s patients. However, existing PCP patients may be included in the PCP’s panel at the time that they become Members. Group shall make best efforts to notify SWH at least ninety (90) days prior to closing the panel of any PCP who participates in SWH to new Members.
2.10.	Referrals. PCPs shall only make referrals to Participating Providers in accordance with SWH policies and procedures. PCP shall use its best efforts to (a) request Authorization at least five (5) days prior to the date of service for services requiring Authorization, (b) evaluate the outcome of services provided, and (c) continue to coordinate the provision of Covered Services after a referral has been made.
2.11.	Care Coordination. Except in cases where a Member presents with an Emergency Condition, PCP will coordinate all clinical services provided to Members assigned to PCP and shall authorize Medically Necessary inpatient hospitalization, specialty care referrals and other Covered Services, in accordance with the terms and conditions of the Provider Manual. PCP shall make best efforts to coordinate all Emergency Condition care, through a 24-hour coverage plan. PCP shall make arrangements to ensure 24-hour-a-day, seven-days-a week access to physician consultation, at least by telephone.
2.12.	Member Advance Directives. PCP shall assist SWH in (a) documenting and complying with Members Advance Directive and wishes for future treatment and health care decisions and (b) assisting the Member in designating a health care proxy.

SCP Responsibilities

The following terms and conditions shall apply to any Group Participating Provider who is a SCP.

2.13.	Provision of Covered Services. SCP shall provide all appropriate Covered Services to Members that are requested solely upon referral by Member’s PCP or SWH. SCP shall provide the same quality of care to Members as SCP provides to other patients and shall ensure access on the same basis as for all other SCP patients. SCP shall promptly notify PCP of the outcome of all services provided to Member to allow PCP to evaluate the outcome of the referred services and coordinate Member’s further medical needs. Except in an emergency, SCP shall not treat Members without appropriate Authorization or referral. Covered Services shall be provided in accordance with generally accepted standards of care, in accordance with the terms and conditions of this Agreement and the Provider Manual.
2.14.	Women’s Health Care Services. Notwithstanding the terms of section 2.12, an SCP practicing in the field of Gynecology or Obstetrics and Gynecology may perform one routine annual gynecological exam and Pap smear for any female Member without a referral or Authorization from SWH or Member’s PCP.
2.15.	Specialist Referrals. SCP will not refer Member for additional services without the prior consent of the Member’s PCP and SWH. SCP will not refer Member to any provider who is not a Participating Provider for services unless prior approval is obtained from SWH. SCP shall promptly notify Member’s PCP of the outcome of all services provided to Member to allow PCP to evaluate the outcome of the referred services and coordinate Member’s further medical needs.

Compliance with Agreement

The following terms shall apply to all Group Participating Providers.

2.16.	Procedural Compliance. Group shall comply with SWH operating policies, procedures, rules, regulations, medical policies, guidelines, utilization management programs, quality management programs, risk management programs, including but not limited to Authorization requirements and care coordination practices.
2.17.	CMS and MassHealth Compliance. Group shall comply with Medicare and Medicaid laws, rules, regulations, reporting requirements and CMS instructions and all applicable Medicare and MassHealth operating procedures, rules, regulations, medical policies and billing guidelines.
2.17.1.	Group understands that SWH oversees and is accountable to CMS for any functions or responsibilities that are described in the Medicare Advantage regulations.
2.17.2.	Group will submit any necessary data required for SWH to comply with CMS reporting requirements in CFR 422.516 and 422.257.
2.17.3.	Group understands that all SWH delegated functions will adhere to CMS delegation requirements, including all provider contract requirements as described within the CMS and Medicare Advantage regulations.
2.18.	Medical Records. Group shall maintain medical records for each Member in accordance with the standards of the profession and generally accepted standards of care. Group shall contribute to and help maintain the CER in accordance with section 4.1 of this Agreement including providing the results of the Initial Assessment and Ongoing Assessments. Group shall provide copies of Member medical records as required by SWH for its “health care operations” activities, as that phrase is defined under HIPAA. Such activities include maintaining the currency of the CER, utilization management, quality management, claims payment, patient treatment, authorized research or regulatory compliance. In the event that a written release, consent, or authorization is required, by law or regulation, Group shall obtain such release prior to releasing information, records or reports. All records required under the terms of this Agreement shall be maintained for a minimum of ten (10) years or as required by law, whichever is longer.
2.19.	Confirmation of Eligibility. Group shall be entitled to rely on a valid telephonic or internet notice from SWH that an individual is a Member and is eligible to receive Covered Services, except as provided in section 5.6, provided Group confirms eligibility with SWH on the date of service.
2.20.	Warranties. Group represents and warrants that each Participating Provider covered under this Agreement:
2.20.1.	Is appropriately licensed by the Massachusetts Board of Registration in Medicine;
2.20.2.	Is either board-certified or board-eligible in Family Practice or Internal Medicine or is further certified in Gerontology or Geriatric Medicine with annual continuing medical education units in geriatric practice; (for PCP)
2.20.3.	Is either board certified or board eligible to provide the type and range of clinical care normally provided in SCP’s practice; (for SCP)
2.20.4.	Has at least two years’ experience in the care of persons over the age of 65;
2.20.5.	Is a provider in good standing with the Medicare and MassHealth programs; and
2.20.6.	Has not, nor have any of their employees, been convicted of criminal offenses related to their involvement in Medicaid, Medicare, other health insurance or healthcare programs, or social service programs under Title XIX of the Social Security Act and have not been sanctioned by any of those entities.
2.21.	Covenants. Group covenants that at all times during the term of this Agreement:
2.21.1.	Each of its PCPs and SCPs shall maintain licensure, board registration or eligibility status;
2.21.2.	Group shall notify SWH immediately in case of any notice of any (a) suspension, revocation or non renewal of medical licensure for any PCP or SCP; (b) loss of board eligibility or board certification for any PCP or SCP; or (c) denial, exclusion, or suspension of participation status with the Medicare or Medicaid programs;
2.21.3.	Each PCP or SCP shall comply with all applicable Medicare and Medicaid laws and regulations and CMS instructions governing the provision of services hereunder;
2.21.4.	Each PCP or SCP shall participate in reasonable continuing education programs sponsored by SWH or other recognized sources to ensure they are knowledgeable about and sensitive to the health care needs of Members; quality management activities and requirements; underutilization and overutilization of services; and available resources including community, specialty and ancillary services;
2.21.5.	Each PCP or SCP will allow SWH to include his/her name, specialty, address, office hours, languages (other than English) spoken by providers or by skilled medical interpreters and whether translation services are available in any listing of Participating Providers;
2.21.6.	Each PCP or SCP, at his/her sole cost and expense, throughout the entire term of this Agreement, shall maintain a policy of professional malpractice liability insurance with a licensed insurance company admitted to do business in the Commonwealth of Massachusetts or a cooperative corporation operating in compliance with the laws of the Commonwealth, in a minimum amount of one million dollars ($1,000,000) per claim and three million dollars ($3,000,000) annual aggregate to cover any loss, liability or damage alleged to have been committed by PCP or SCP, PCP’s or SCP’s agents, servants or employees. Where coverage is maintained on a claims-made basis, Group shall cause each of its PCPs or SCPs to ensure that appropriate tail coverage shall be secured for a period of at least seven (7) years after termination of this Agreement;
2.21.7.	Group shall make all books and records pertaining to the goods and services furnished under the terms of this Agreement, available for inspection, examination, or copying by CMS and DMA; and,
2.21.8.	Group shall immediately notify SWH if there is a change in its PCP’s or SCP’s insurance coverage.
2.22.	Enforcement of Provisions. Group shall ensure that each of its PCPs or SCPs that participates in SWH complies with the terms of this Agreement.
2.23.	Credentialing Compliance. Group shall ensure that each of its eligible PCPs or SCPs SWH submits a credentialing package to SWH or its designated credentialing agent within either ten (10) days of the Effective Date or thirty (30) days of the physician’s date of hire or affiliation, as the case may be. Group shall use its best efforts to submit a new physician’s credentialing materials to SWH prior to his or her hire or affiliation. Group shall not allow any of its PCPs or SCPs who are not credentialed by SWH to provide services under this Agreement unless a Member presents with an Emergency Condition. In the event a physician of Group does not meet SWH’s credentialing or recredentialing requirements, SWH shall have the option in its sole discretion to terminate this Agreement in accordance with section 6.2.3 or require that Group enjoin that physician from providing services to Members. Group shall supply SWH will a list of physicians in Group upon execution of this Agreement and upon reasonable request.
2.24.	Notification of Resignation from Group. Group shall make best efforts to provide SWH with written notice of a PCP’s or SCP’s termination of his or her affiliation with Group at least thirty (30) days prior to such termination. In the event PCP’s or SCP’s termination is effective in a time period shorter than thirty (30) days Group shall provide such written notice to SWH immediately.
2.25.	Provision of Data. As necessary, Group shall work with SWH to provide data and/or medical records as appropriate for SWH to conduct medical record reviews and compile information for purposes of participating fully in initiatives related to HEDIS measures and other quality of care initiatives promoted by state or federal agencies or other organizations with which SWH conducts business.
2.26.	Use of Name. Group shall permit SWH to use its name and or the names of its Participating Providers covered under this Agreement in promotional materials, directories and other communications to the public or others regarding the services provided through this Agreement.
3.	FUNCTIONS AND DUTIES OF SWH
3.1.	SWH Operations. SWH shall develop and implement such policies and procedures that will allow Group to determine Member eligibility for Covered Services. These procedures shall include, at a minimum: (a) requirements that Members present their SWH identification cards; (b) processes for telephone access to SWH during normal business hours; (c) processes for electronic or telephone access to Member eligibility information twenty four (24) hours per day; and (d) processes for notifying Group of any and all Members who have selected a Group PCP as their PCP on a periodic basis. By the 10th of each month, SWH shall generate a monthly list of Members who either reside in or are patients in each SNF where Group provides Telemedicine Covered Services.
3.2.	SWH Evidence of Coverage. SWH shall make best efforts to ensure that Members and caregivers understand the availability of Covered Services under the terms of the SWH Evidence of Coverage and that Members comply with the terms of the Authorization process.
3.3.	Operating Authority. SWH shall maintain all required licenses and certifications and shall comply with all contractual requirements of participation in the Medicare and Medicaid programs.
3.4.	SWH Provider Network. SWH shall develop and maintain a network of Participating Providers of sufficient variety and geographic distribution to provide Covered Services to Members in the SWH service area.
3.5.	SWH Provider Directory. SWH shall maintain appropriate provider directories and shall provide copies of such directories to Group upon request. SWH shall include Group PCPs and SCPs in such directories on the same basis as other similarly Participating Providers.
3.6.	SWH Policies and Procedures. SWH shall keep Group informed, on a timely basis, of all SWH referral policies and other policies and procedures that will affect Group. SWH shall periodically provide updates to the Provider Manual. Except as required by law or regulation, SWH shall not enforce changes to the Provider Manual for a period of sixty (60) days following publication of updates. In case of conflict between this Agreement and the Provider Manual, this Agreement shall prevail.
3.7.	SWH Contacts. SWH shall provide a list of telephone numbers through which Member eligibility, benefits and Authorizations can be verified. Contact telephone numbers and resources are listed in the Provider Manual.
3.8.	Compliance with CMS and MassHealth Contract. SWH shall comply with all terms and conditions of the agreement between CMS, MassHealth and SWH and all applicable Medicare Advantage Special Needs Program regulations. SWH represents it is ultimately responsible to CMS for the performance of all services.
4.	SHARED DUTIES AND RESPONSIBILITIES
4.1.	Access to the CER. The CER is maintained by SWH for each Member; electronic access to the record or the information contained therein may be granted to providers in accordance with SWH policy and procedures. The CER shall include the following:
4.1.1.	Member demographic information including but not limited to name, address, date of birth, phone numbers and emergency contacts;
4.1.2.	Caregiver information including but not limited to name, address and phone numbers;
4.1.3.	Member Advance Directive and health care proxy, if applicable;
4.1.4.	Information on Member Initial Assessments, Ongoing Assessments and Individual Care Plans;
4.1.5.	Covered Services reimbursed, including date of service, provider and diagnosis and procedure codes;
4.1.6.	Prescriptions filled;
4.1.7.	Reported allergies and special dietary needs.
4.2.	Care Management. SWH shall coordinate the care management process for each Member. SWH shall coordinate and schedule care management activities for all Members including, but not limited to, notifying each Group PCP of the need to complete regularly scheduled Initial Assessments or Ongoing Assessments, organizing and convening the PCT, documenting and transmitting ICPs and other required documents, ensuring Member consent to the plan articulated in the ICP for any Member with a CCN.
4.3.	Member Assessment. Group shall complete, or cause to be completed, within thirty (30) days of enrollment, a PCP Assessment Form for each new Member that selects a Group PCP as his or her PCP. Group shall update or cause to be updated, the PCP Assessment at such intervals as may be necessary based on the Member’s health care status. SWH shall notify Group PCP of the need to conduct any Initial Assessment or Ongoing Assessment.
4.4.	Assessment Frequency. Ongoing Assessments shall be scheduled by SWH with at least the following frequency:
4.4.1.	Once every six (6) months for Members without CCNs;
4.4.2.	Once every three (3) months for Members with CCNs;
4.4.3.	Upon a significant change in status for any Member.
4.5.	Convening a PCT. The Primary Care Team shall consist of, at a minimum, the Member’s PCP, a GSSC, a behavioral health provider, if necessary and the SWH Care Manager. Other Participating Providers will be included in the PCT as necessary. The PCP may recommend participation by behavioral health or other Participating Providers and SWH shall make best efforts to incorporate those providers in the PCT. SWH shall coordinate with the PCT to create an ICP for each Member with a CCN and in conjunction with the PCT, will periodically review and modify the ICP. The ICP shall include scope, frequency and duration of Covered Services provided to a Member and measures to track progress and success in meeting the ICP goals.
4.6.	Primary Care Team Participation. Each Group PCP shall participate in and provide clinical leadership to the Primary Care Team if a PCT is established by SWH to help coordinate provision of Covered Services to Members who have been determined to have CCNs.
4.7.	ICP Reviews. Each Group Participating Provider who is a PCP shall review and approve the final ICP prepared by SWH and shall notify SWH of any concerns with the ICP within thirty (30) days of receipt.
4.8.	Coordination of Benefits and Third Party Liability. SWH and Group will comply with generally accepted practices and procedures for coordination of benefits and third party liability recovery. Group shall collect information concerning duplicate coverage, workers compensation and personal injury liability at the time of admission or other Service and provide such information to SWH in a timely manner. In a case where it is determined that a third party is primarily responsible for the payment for what would otherwise be Covered Services, Group will bill the primary payer directly. Any payments received and the rights to such payments, from third parties responsible for payment of such services provided by Group shall be the property of Group. If SWH is secondary under Coordination of Benefits principles, SWH’s payment shall be limited to the amount, which, together with the amount remitted by the primary payer, equals the compensation due to Group under this Agreement.
4.9.	Patient Confidentiality and HIPAA Compliance. Each party shall maintain the accuracy and confidentiality of Members’ medical records and information including the CER. The parties recognize and acknowledge that they are each “covered entities” as that term is defined by HIPAA and agree to comply with the obligations imposed on such entities by HIPAA, as well as any and all other federal and State laws regarding confidentiality of Member records, including without limitation the Health Insurance Portability and Accountability Act of 1996 (HIPAA) as implemented in 45 C.F.R. parts 160 and 164 and applicable state law. Each party shall maintain written policies and procedures designed in order to comply with those laws. Each party shall take reasonable steps to ensure the physical security of medical records, including the CER, personal data or other confidential information under its control. Such measures may include, but are not limited to: fire protection, protection against smoke and water damage, alarm systems; locked files, guards, or other devices reasonably expected to prevent loss or unauthorized removal of manually held data; passwords, access logs, badges, or other methods reasonably expected to prevent loss or unauthorized access to electronically or mechanically held data by ensuring limited terminal access; limited access to input documents and output documents; and design provisions to limit use of Member names. Further, each party will train its respective employees having involvement with personal data or other confidential information regarding their obligations relating to confidentiality.
4.10.	Complaints. Each party shall comply with the Complaint policy as outlined in the Provider Manual.
4.11.	Mutual Indemnification. Each party shall indemnify and hold harmless the other party, its directors, officers, agents and employees from and against any and all claims, losses, damages, liabilities, penalties and other obligations and expenses (including, without limitation, reasonable attorneys’ fees), whether or not suit is brought, arising out of, or in connection with, the acts or omissions of the party and any of its employees or agents, except to the extent that such damages arose from the negligence or intentional misconduct of the party being indemnified. The foregoing indemnity provision shall survive the expiration or termination of this Agreement.
4.12.	Telemedicine Facilities. Once every month, or at a time mutually agreed upon by the parties, the parties will review the list of SNFs where Telemedicine Covered Services are provided. Any changes to the list shall be agreed to by both parties and communicated in writing.
5.	BILLING AND CLAIMS
5.1.	Claims Submission. Group shall submit claims for Covered Services using applicable standard coding and billing methodology, including, HCPCS, CPT-4 and ICD-9 or successor coding and form CMS 1500. Group shall submit claims payable by SWH under this Agreement directly to SWH. Claims shall be submitted with the same information required for reimbursement under the Medicare and Medicaid programs. The Provider Manual contains additional information concerning claims submissions and payments.
5.2.	Timely Submission. Group shall make best efforts to submit claims for services rendered to Members within sixty (60) days from the date of service. SWH shall have no liability to reimburse claims submitted beyond ninety (90) days of the date of service.
5.3.	Claims Payment. SWH shall reimburse Group in accordance with the rates and terms set forth in Exhibit B attached hereto. Reimbursement will be paid within sixty (60) days of receipt of Group’s Clean Claim submitted in accordance with the terms of this Agreement and the Provider Manual.
5.4.	Co-payments and Coinsurance. If SWH is required to implement co-payments, deductibles, or coinsurance, Group shall be required to collect such co-payments, deductibles or coinsurance from Members for all applicable Covered Services.
5.5.	Hold Harmless. In no event, including non-payment by SWH, insolvency of SWH, or breach of this Agreement by SWH, shall Group bill, charge, collect a deposit from, seek reimbursement from or have any recourse against CMS, Medicaid, a Member, or other persons other than SWH, for covered Services provided pursuant to this Agreement. Group shall accept as payment in full that reimbursement tendered by SWH.
5.6.	Retroactive Member Termination. If CMS or MassHealth retroactively terminates a Member, SWH shall have no liability for claims for Covered Services after the effective date of disenrollment. If alternative coverage is available for the retroactive disenrollment period, SWH shall make best efforts to assist Group in efforts to collect payment from the responsible party.
5.7.	Benefit Continuation. Group agrees that in the event SWH is declared insolvent or otherwise ceases operations benefits to Members shall continue through the period for which capitation has been paid to SWH and benefits to Members confined in any hospital on the date of insolvency or other cessation of operations will continue until Members’ discharge. Group shall submit claims for Covered Services provided to Members during such period for which the capitation has been paid to SWH on the same basis as all other claims.
5.8.	Claim Adjustments and Appeals. In the event that a claim for Covered Services is denied by SWH, Group may Appeal such claim to SWH within ninety (90) days of the date of denial in accordance with the procedures articulated in the Provider Manual. All claims shall be considered final unless adjustment is requested, in writing, by either party within ninety (90) days after receipt of invoice or payment.
5.9.	Charge Audits. SWH shall have the right to conduct periodic charge audits of Group’s records with respect to claim reimbursement and the care provided to Members. Group will cooperate with and provide all information necessary to conduct such audits in accordance with reasonable audit policies and procedures. Group shall provide reasonable access to requested records within thirty (30) days of SWH notification to Group of the need for such audits. Group shall have right to review all audit findings and may appeal audit findings. SWH will comply with Group’s reasonable audit policies and procedures. SWH shall conduct all audits at it own expense and in a manner that does not interfere with Group’s operations. Group shall have the right to review all audit findings and may appeal audit findings in accordance with the Provider Manual.
5.10.	Offset. SWH shall have the right to offset against any payments due to Group under the terms of this Agreement, any amounts due from Group to SWH.
6.	TERM AND TERMINATION
6.1.	Term. This Agreement shall commence on the Effective Date and shall continue for a period of one year and shall be automatically renewed for successive one (1) year terms unless either party gives written notice of nonrenewal at least ninety (90) days prior to the expiration of the then current term (the “Term”). This Agreement may be terminated prior to expiration of the Term in accordance with section 6.2.
6.2.	Termination. This Agreement may be terminated upon the happening of any of the following events (an “Event of Termination”):
6.2.1.	By either party, without cause, upon sixty (60) days written notice;
6.2.2.	By SWH, immediately upon written notice to Group in the event of: (a) Group’s failure to meet the provisions of this Agreement, including reporting and disclosure requirements; (b) allegations of fraud or misrepresentation on the part of Group, (c) Group’s loss of Medicare or Medicaid qualification, (d) imposition of sanctions by the Office of the Inspector General or any State or federal agency against Group, (e) SWH’s termination of its contract with CMS and MassHealth;
6.2.3.	By SWH, with respect to any PCP or SCP of Group in the event of; (a) PCP’s or SCP’s loss of Medicare or Medicaid qualification, (b) imposition of sanctions by the Office of the Inspector General or any State or federal agency against PCP, (c) loss, limitation, or suspension of any PCP's or SCP’s license, hospital privileges or medical staff membership, (d) serious disciplinary action by the Board of Registration in Medicine against PCP or SCP, (e) issuance of an adverse report by the National Practitioner Data Bank against PCP or SCP, or (f) failure to meet SWH’s credentialing or recredentialing requirements;
6.2.4.	By SWH or Group, for cause, if the other party fails to comply with any material term of this Agreement (except for the terms in section 6.2.2 or 6.2.3) upon sixty (60) days written notice to the other party, however this termination notice shall not take effect if the breach is cured within the notice period to the satisfaction of the non-breaching party.
6.2.5.	By Group, immediately, upon written notice to SWH in the event: (a) SWH no longer qualifies for reimbursement or participation in either the Medicare or Medicaid programs or (b) SWH terminates its contract with CMS or MassHealth.
7.	PROPRIETARY INFORMATION

The generation and maintenance of Member medical records, (including “protected health information” as that term is defined by HIPAA), shall be governed by those provisions of this Agreement addressing confidentiality of such information. Each party recognizes, however, that due to the nature of this Agreement, it will additionally have access to information of a proprietary nature owned by the other party, including, without limitation, plans, financial analyses, computer programs (whether or not completed or in use), operating manuals, forms, contracts, policies, procedures and other information used for the other party's operations or administration. Each party acknowledges and agrees that all such information constitutes confidential and proprietary information of the other party and agrees to keep such information in strictest confidence. Each party hereby waives any and all right, title and interest in and to such proprietary information of any other party and agrees to return all copies of such proprietary information and information related thereto to the other, at the other's expense, upon the expiration or termination of this Agreement.

Nothing within this or any other agreement between the parties shall be construed to alter, negate change, waive, or rescind PhoneDOCTORX, U.S. patents, and patents pending, regarding its services, protocols, systems and/or service.

Each party acknowledges and agrees that the remedies at law for any breach of this Section 7 would be inadequate and agrees that in addition to any remedy at law which it may have, the other party may be granted temporary, preliminary and permanent injunctive relief in any proceeding which may be brought to enforce such provisions, without the necessity of posting a bond as security or proof of actual damage.

8.	MISCELLANEOUS
8.1.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to choice of law principles and all applicable federal and State regulations.
8.2.	Amendment. This Agreement may not be amended or modified except by a written document executed by both parties. Notwithstanding the foregoing, SWH may amend this Agreement to meet CMS regulatory requirements by providing written notice to MSC of the required change with the relevant regulatory reference.
8.3.	Scope of Agreement. This Agreement contains the entire agreement between the parties. No prior agreement, promise, negotiations or representation, oral or written, relating to the subject matter of this Agreement shall be of any force or effect, except to the extent it is set forth in this Agreement or any amendment hereto.
8.4.	Federal Funds. SWH hereby notifies Group that payments received under this Agreement are from federal funds. Group is are obligated to comply with laws applicable to individuals and entities receiving federal funds, including but not limited to (a) the Civil Rights Act of 1964 (b) the Age Discrimination Act of 1975 and (c) the Americans with Disabilities Act.
8.5.	Access to Records. Group recognize that SWH may be required to make available, upon written request by the Secretary of the United States Department of Health and Human Services or the Comptroller General of the United States or any of their respective duly authorized representatives and the Department of Public Health, Commonwealth of Massachusetts, this Agreement and the books, documents and records related to the nature and extent of the cost incurred by SWH in the performance of services to Members. Group shall cooperate, assist, provide information and make any records required by any federal or State entity, including medical records, bills and other documentation arising from services provided hereunder, available for audit or inspection for a period of ten (10) years following completion of the services to be performed under this Agreement or completion of any audit initiated by a State or federal entity, whichever is later. In the event Group terminates its relationship with SWH, Group understand it is responsible for ensuring that the records are available to CMS, MassHealth and other governmental agencies as required by law.
8.6.	Assignment. Neither party may assign this Agreement other than to a SWH Affiliate or the successor to SWH, by assignment, merger or otherwise or delegate any of the duties hereunder without the prior written consent of the other. Such consent shall not be unreasonably withheld.
8.7.	Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy hereunder shall constitute a waiver. The waiver of any breach of this Agreement shall not be deemed to waive any other breach.
8.8.	Signatory Authority. Each signatory hereto represents to the other that he or she is authorized to execute this Agreement on behalf of their principal and has authority to perform its undertakings herein.
8.9.	Validity of Agreement. The invalidity, illegality or unenforceability of any provision of this Agreement, by statute, Court or otherwise, shall not affect the validity, legality or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
8.10.	Headings. The headings, section numbers and paragraph numbers contained in the Agreement are for reference only and not intended to have any substantive significance in interpreting this Agreement.
8.11.	Notices. All notices and communications required or permitted hereunder shall be in writing and shall be sent by Federal Express (or another recognized, overnight courier service) or by certified mail, return receipt requested, postage prepaid and addressed to the relevant party at the address set forth below. Any such notice shall be deemed given: (a) if given by overnight courier, on the earlier of the date of actual delivery or the next business day following deposit, or (b) if given by certified mail, on the earlier of the date of actual delivery or the third business day following deposit with the US Mail System. A party hereto may change the address to which notices may be sent to it hereunder by providing notice thereof in the manner provided by this section. Effective upon the date of execution of this Agreement and until amended, the addresses for notice are as follows:
If to Group:	If to SWH:
Phone DOCTORx, LLC	58 Charles Street
200 Mill Rd, Ste 350	Cambridge, MA 02141
Fairhaven, Ma 02719

Attention: Paul Bulat, MD	Attention: Chief Operating Officer

8.12	Force Majeure. Neither party shall be liable to the other for failing to perform any of the services required herein as a result of a strike, fire, shortage of materials, legal act of a public authority, unavoidable casualty, civil disorder, riot, insurrection, war or other extraordinary cause beyond their reasonable control (not including, in any event and without limitation, such party's financial inability to perform) and for so long as such event continues and for a reasonable period of time thereafter, except that neither party shall be entitled to the protection of this section 8.12 if performance of such services is possible using best efforts.
8.13	Independent Medical Judgment. The parties acknowledge and agree that the services of SWH shall in no way grant SWH any control or discretion over the medical methods, procedures or practices utilized by Group or Group Participating Providers nor does it authorize or contemplate that SWH will interfere with the medical judgment of Group or Group Participating Providers. Nothing in this Agreement shall be construed to permit, require or contemplate that SWH will engage in the practice of medicine or be responsible for any professional liability or other obligation of Group or Group Participating Providers.
8.14	Non-Contingencies. The parties agree that the benefits to Group under this Agreement do not require, are not payment for and are not in any way contingent upon the admission, referral or any other arrangement for the provision of any item or service offered by Group to any Member.
8.15	Independent Parties. Nothing in this Agreement shall affect the separate identity of SWH and Group. In providing their respective services under this Agreement, it is mutually understood and agreed that at all times SWH and Group are acting and performing as independent parties and not as employees or agents of the other.
8.16	Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
8.17	Injunctive Relief. Each party acknowledges and agrees that the remedies at law of the other parties for any breach of this Agreement would be inadequate and agrees that in addition to any remedy at law which it may have, the other party may be granted temporary, preliminary and permanent injunctive relief in any proceeding which may be brought to enforce such provisions, without the necessity of posting a bond as security or proof of actual damage.
8.18	Non-Discrimination. The parties acknowledge and agree that neither party shall discriminate against any applicant for employment, employee, or Member because of race, sexual preference, nationality, age, gender, religion, Medicaid or health status, that both parties shall ensure that physical and communication barriers shall not inhibit individuals with disabilities from obtaining services.
8.19	Survival. Sections 2.18, 2.21.6, 4.9, 5.5, 5.7, 5.10, 7, 8.1, 8.5 and 8.17 shall survive termination of this Agreement and shall be fully enforceable.

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Executed as a sealed instrument as of the date first written above.

EXHIBIT A

COVERED SERVICES

This Exhibit presents a sample of the Covered Services for Senior Whole Health Members. This list may be amended at any time, with or without prior notice based on changes in a Member’s benefits as determined by Medicare or Medicaid. Dollar or visit limits may apply to services included in this list. Further, these services will only be reimbursable by SWH to the extent that providers comply with the applicable Authorization and referral policies and procedures. A copy of a Member-specific Summary of Benefits will be provided upon request.

Covered Service - Medicare Services
Facility Services
Inpatient Hospital Care Including Substance Abuse and Rehabilitation Services
Inpatient Mental Health
Skilled Nursing Facility (SNF)
Home Health
Personal Care Services
Hospice

Professional Services
Physician Services
Chiropractic Services
Podiatry Services
Outpatient Mental Health
Outpatient Substance Abuse

Other Services
Outpatient Surgery
Ambulance
Emergency Room
Urgent Care
Outpatient Rehab (OT, PT, Speech)
Durable Medical Equipment (DME)
Prosthetics
Diabetes Monitoring
Diagnostic Testing (includes lab and radiology services)
Bone Mass Measurement
Colorectal Screening
Immunizations
Mammograms
Pap Smear and Pelvic Exams
Prostate Cancer Screening
Outpatient Drugs (Medicare Part B)
Hearing Services
Vision Care Services

Medicare Part D Services
Pharmacy Benefits per formulary

Covered Services – Medicaid Services

Routine Physical Exam 1/year
Health/Wellness Education
Transportation – Routine medical visit
Private Duty Nursing
Nutrition
Medical Social Services
Social and Environmental Supports
Home and Community Based waiver services
Adult Day Health Care
Social Day Care
Institutional care services in a SNF
SNF days in excess of 100 per benefit period
Inpatient mental health days in excess of 190 day lifetime limit
Dental

EXHIBIT B

Standard Fee Schedule

SWH will reimburse Group at 100% of the prevailing Medicare allowable rate for all reimbursable services provided under the terms of this Agreement with the exception of the services subject to enhanced reimbursement (Enhanced Fee Schedule) listed below. Rates will be updated in accordance with annually updated Medicare RVUs and conversion factor. SWH reimburses the lesser of fee schedule or charges.

Enhanced Fee Schedule

PCPs will be reimbursed for the following E&M and Preventive Care codes at SWH’s Enhanced Fee Schedule which is equivalent to 110% of the prevailing Medicare allowable rate. If SWH reimburses for a code which is not normally reimbursed by Medicare, SWH will reimburse at 110% of the Medicare per unit cost multiplied by the Medicare code RVUs.

99201-99205	Office or other outpatient visit, new patient;
99211-99215	Office or other outpatient visit, established patient;
99304-99306	Initial nursing facility care, E&M, per day;
99307-99310	Subsequent nursing facility care, E&M, per day;
99315-99316	Nursing facility discharge day management;
99318	E&M, annual nursing facility assessment;
99324-99328	Domiciliary or rest home visit, E&M, new patient;
99339-99340	Individual physician supervision of a patient, home/domiciliary; development and/or revision of care plans; assessment; within a calendar month;
99341-99345	Home visit, E&M, new patient;
99347-99350	Home visit, E&M, established patient;
99363	Anticoagulant management; initial 90 days
99364	Anticoagulant management; each subsequent 90 days
99374-99375	Physician supervision, patient under care of home health agency, home/domiciliary; development and/or revision of care plans; assessment; within a calendar month;
99377-99378	Physician supervision, hospice patient; development and/or revision of care plans; assessment; within a calendar month;
99379-99380	Physician supervision, nursing facility patient; development and/or revision of care plans; assessment; within a calendar month;
99385-99387	Initial comprehensive preventive medicine, E&M, new patient
99395-99397	Periodic comprehensive preventive medicine, E&M, established patient,
99401-99404	Preventive medicine, individual counseling;
99411-99412	Preventive medicine, group counseling;

SWH reserves the right to update the codes included on the Enhanced Fee Schedule from time to time. The most current list of codes subject to the Enhanced Fee Schedule is available upon request.

ADDITIONAL REIMBURSEMENT

Medical Management:

Group will receive compensation based on the number of Members in the Group PCP’s panel in any given month.

1-25 Members	$5 pmpm
26-50 Members	$7 pmpm
51+ Members	$10 pmpm

.

Case Management (non-patient contact):

Reimbursement for Primary Care Team conference calls, calls with SWH Nurse Coordinator, Referral Consultations, Mental Health collaboration, etc.

CPT code	T1016	5-15 minutes	$25/unit

Assessments:

Group will be reimbursed $50 for each assessment performed on Member.

Nurse Practitioners

80% of Physician SWH fee for CPT code

Telemedicine Services

Group will be reimbursed $3.00 per Member per day for each Member in a SNF where Group provides Telemedicine services. Member counts shall be determined using the list provided by SWH, referenced in Section 3.1. Services included in the reimbursement are listed below. Group shall bill with the codes listed below for data collection purposes.

Consultations	99304-99316
Pharmacologic management	90862
ESRD related services	HCPCS G0270
Individual Medical Nutrition Therapy	97802, 97803

Modifier GT shall be used to designate the telemedicine service modality.

The parties agree to review telemedicine services and telemedicine reimbursement after a trial period. This trial period will last no longer than six (6) months. For a period of no more than sixty (60) days the parties will review the telemedicine services and reimbursement, and mutually determine both the reimbursement model and rates going forward. During this sixty-day (60) review period reimbursement will remain at $3.00 per Member per day.

The six-month (6) trial, shall begin on the earliest of: a) April 1, 2008, or, b) promptly after Notice to SWH that PhoneDOCTORx has been implemented in five (5) SNFs, or, c) any other date mutually agreed upon by the parties.